Exhibit 99.1

NEWS RELEASE

TCF Financial Corporation • 200 Lake Street East • Wayzata MN 55391

FOR IMMEDIATE RELEASE

Contact:
Mark Goldman     (952) 475-7050     news@tcfbank.com     (Media)
Jason Korstange     (952) 745-2755        investor@tcfbank.com    (Investors)

TCF Financial Corporation Announces Estimated Impact of Tax Reform

•	TCF to record a one-time, estimated net tax benefit between $120 million and $140 million

•	TCF gives back $5 million in bonuses to team members and $5 million to nonprofit organizations in the communities it serves

WAYZATA, Minn. (December 29, 2017) — TCF Financial Corporation (TCF) (NYSE: TCF) announced today that as a result of the tax reform legislation enacted December 22, 2017, it will be required to revalue its deferred tax assets and deferred tax liabilities to account for the future impact of lower corporate tax rates on these deferred amounts.

Based on preliminary analysis, TCF expects to record a one-time net tax benefit in an estimated amount of between $120 million and $140 million primarily related to the revaluation of these deferred tax items. This decrease to income tax expense will be reflected in TCF’s operating results for the fourth quarter of 2017. TCF has not completed its processes to determine the actual net tax benefits related to many of the impacted items, and the ultimate amount of the actual net tax benefit will be based upon a number of factors, including final net deferred tax liabilities as of December 31, 2017, the completion of TCF’s consolidated financial statements as of and for the year ending December 31, 2017 and the completion of TCF’s 2017 tax returns.

As a result of the Tax Cuts and Jobs Act, TCF will provide approximately $5 million in one-time bonuses to eligible team members—$1,000 to full-time team members and $500 to part-time team members—who earned less than $100,000 in total compensation during 2017, totaling 80 percent of its workforce. Additionally, TCF will donate $5 million to TCF Foundation to increase grants to nonprofit organizations in the communities it serves, including increasing its match of team member contributions to nonprofit organizations from 100 percent to 200 percent in 2018.

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TCF cautions that the estimates presented in this press release are preliminary and subject to change. These preliminary estimates of the impact of tax reform on TCF should not be viewed as a substitute for full financial statements prepared in accordance with U.S. generally accepted accounting principles, and are not necessarily indicative of the results to be achieved for any future periods. The estimates have been prepared by management and TCF’s independent auditors have not completed their audit or review of such information.

About TCF
TCF is a Wayzata, Minnesota-based national bank holding company. As of September 30, 2017, TCF had $23.0 billion in total assets and 321 bank branches in Illinois, Minnesota, Michigan, Colorado, Wisconsin, Arizona and South Dakota, providing retail and commercial banking services. TCF, through its subsidiaries, also conducts commercial leasing and equipment finance business in all 50 states and commercial inventory finance business in all 50 states and Canada. For more information about TCF, please visit http://ir.tcfbank.com.

Safe Harbor for Forward-Looking Information
This press release contains “forward-looking” statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements deal with future results, plans or performance. Such statements may be identified by such words or phrases as "will likely result," "expect," "outlook," "will benefit," "is anticipated," "estimate," "project," "believes" or similar expressions. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of TCF's control, that could cause actual results to differ materially from current expectations, including, among other things, (i) the risk that tax benefits may be smaller than currently anticipated, (ii) the risk that rules affecting revaluing deferred tax assets and liabilities may change, (iii) the risk that future changes to tax rates may adversely affect the value of TCF’s deferred tax assets and liabilities, (iv) the risk that TCF may not be able to realize the value of deferred tax assets which depend on sufficient net income in the future, and (v) the risk that costs associated with the tax reform legislation may be greater than expected. Please see the forward-looking statement disclosure contained in TCF’s 2017 third quarter Report on Form 10-Q for more information about risks and uncertainties. Forward-looking statements speak only as of the date made and TCF undertakes no duty to update the information.

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